Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-87934

Prospectus Supplement No. 1 to Prospectus dated May 20, 2002

MARTEK BIOSCIENCES CORPORATION

1,776,306 Shares of Common Stock

     This prospectus supplement will be used by the holders of Martek common stock, par value $.10 per share, listed below to resell their shares of our common stock. You should read this prospectus supplement together with the prospectus dated May 20, 2002, which is to be delivered with this prospectus supplement.

     The table below supplements the information set forth under the caption Selling Stockholders in the Prospectus and, to the extent inconsistent with, amends the table appearing under the caption Selling Stockholders in the Prospectus. The Selling Stockholders named below acquired in the aggregate 123,002 shares of Martek common stock through a partnership distribution from OT Lenders II, LLC, a Selling Stockholder named in the Prospectus. The following table sets forth the following information with respect to each Selling Stockholder named herein as of May 20, 2002: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock each Selling Stockholder named herein beneficially owned before this offering; (iii) the number of shares of common stock the Selling Stockholder named herein is offering; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder named herein will beneficially own after the Selling Stockholder sells all of the shares in this offering. Except as set forth in the table below, none of the Selling Stockholders named herein has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek. Based on the number of shares of common stock outstanding as of April 30, 2002, no Selling Stockholder listed herein will beneficially hold more than 1% of Martek’s common stock after the Offering.

	Number of Shares		Number of Shares
Name of Selling	Beneficially Owned Before	Number of	Beneficially Owned After
Stockholder	the Offering	Shares Offered (1)	the Offering

Robert M. Bearman	655	655	0

	Number of Shares			Number of Shares
Name of Selling	Beneficially Owned Before		Number of	Beneficially Owned After
Stockholder	the Offering		Shares Offered (1)	the Offering

CNF Investments, LLC (2)	48,453	(3)	48,130	323
John E. Coonan	13,463	(4)	10,084	3,379
Charles Schwab & Co. (Custodian) IRA, FBO John E Coonan	13,463	(5)	10,084	3,379
Mary Beth Coonan, Trustee for John E. Coonan Irrevocable Life Insurance Trust dated August 18, 1986	16,082	(6)	12,703	3,379
James H. Crooker TTEE FBO Crooker Family Trust	6,288		6,288	0
Michael Delfino	5,238		5,238	0
D. Jon Derksen	1,310		1,310	0
Christine G. Di Scipio	36,101	(7)	26,539	9,562
R. Michael Di Scipio	3,686		3,686	0
Donald F. Farley	2,573		2,573	0
Howard S. Tuthill III as Trustee of the 1997 William F. Glavin Family Trust dated 12/24/97, and all successor Trustees	6,767		6,767	0
Howard S. Tuthill III and Lynda B. Glavin as Trustees of the 2001 William F. Glavin, Jr. Family Trust dated 12/22/2001, and all successor Trustees	2,619		2,619	0
George L. Graff	655		655	0

	Number of Shares		Number of Shares
Name of Selling	Beneficially Owned Before	Number of	Beneficially Owned After
Stockholder	the Offering	Shares Offered (1)	the Offeringr

Mark W. Gregg	917	917	0
Carolyne Harvey	262	262	0
George C. Holzinger, Jr.	426	426	0
Olav B. Kollevoll, Jr	262	262	0
Phillip Howard	1,310	1,310	0
Robert C. Jamo	5,847	5,847	0
Cinda H. Johnson	1,615 (8)	1,615	0
Robert & Wanda Kelley Family Trust	6,340	6,340	0
KO-OP XXI Omega LLC	3,793	3,793	0
Alberto Marolda	2,619	2,619	0
Kent M. Meager	54,741 (9)	52,629	2,112
Norman A. Meager Trustee for Meager Family Trust dated 9/30/85, as amended	40,646	40,646	0
Timothy S. Meager	6,289	6,289	0
Bruce H. Murphy	807	807	0
Patrick O’Brien	1,333	1,333	0
Edwin J. O’Mara	3,314	3,314	0
Sue Palumbo	262	262	0
Paul Seymour	1,857	1,857	0

	Number of Shares			Number of Shares
Name of Selling	Beneficially Owned Before		Number of	Beneficially Owned After
Stockholder	the Offering		Shares Offered (1)	the Offering

Arthur R. Stapp	471		471	0
Marc Tabah	2,924		2,924	0
Alan L. Talesnick	3,929		3,929	0
Ronald Testa	131		131	0
Charles Schwab & Co., Inc. custodian FBO Michael L. Tompkins IRA Acct. 8052- 6875	5,259	(10)	3,992	1,267
C. Thomas Trotter, Jr. Irrevocable Trust, Mary R. Trotter, Trustee	2,619		2,619	0
Milan Uremovich	1,310		1,310	0
Abhay Varma	563		563	0
Craig A. Weaver	5,170	(11)	1,364	3,806
James L. Zech	3,228		3,228	0

1.     The share number listed under the column titled “Number of Shares Offered” reflects the aggregate of (i) the Selling Stockholder’s pro rata amount of the 123,002 shares distributed by OT Lenders II, LLC through a partnership distribution; (ii) the amount of shares listed in the column titled “Number of Shares Offered” in the Prospectus owned by such Selling Stockholder; and (iii) shares beneficially owned by such Selling Stockholder which are offered pursuant to this Prospectus as indicated in the respective footnotes hereto.

2.     CNF Investments, LLC is managed by Robert Flanagan, a director of Martek Biosciences Corporation.

3.     Includes currently exercisable options to purchase 323 shares owned by Robert Flanagan, manager of CNF Investments, LLC and a director of Martek Biosciences Corporation.

4.     Includes currently exercisable options to purchase 3,379 shares. Includes 7,465 shares held in the name of Charles Schwab & Co. (Custodian) IRA, FBO John E. Coonan.

5.     Includes 2,619 shares owned by John E. Coonan and currently exercisable options to purchase 3,379 shares owned by John E. Coonan.

6.     Includes 2,619 shares owned by John E. Coonan and currently exercisable options to purchase 3,379 shares owned by John E. Coonan. Includes 7,465 shares held in the name of Charles Schwab & Co. (Custodian) IRA, FBO John E. Coonan.

7.     Includes 24,575 shares owned by Robert M. Di Scipio, her husband, who is Vice President, Associate General Counsel and Assistant Secretary of Martek and currently exercisable options to purchase 9,562 shares owned by Robert M. Di Scipio.

8.     Includes 305 shares owned by Winthrop D. Johnson and Cinda H. Johnson.

9.     Includes currently exercisable options to purchase 2,112 shares.

10.     Includes 54 shares held in the name of Mike Tompkins and currently exercisable options to purchase 1,267 shares.

11.     Includes currently exercisable options to purchase 3,806 shares.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 12, 2002